EXHIBIT 10.76

                                       July 23, 1998

Geoffrey W. Ramsey, President
Host America Corporation
Two Broadway
Hamden, Connecticut 06518

     Re: Merger and Acquisition Agreement

Dear Mr. Ramsey:

     You have agreed that Barron Chase Securities, Inc., (the"Finder") may act as a non-exclusive finder or financial consultant for you in various transactions in which Host America Corporation (the "Company") may be involved, including but not limited to, mergers, acquisitions, business combinations, joint ventures, debt or equity placements or other on-balance or off-balance sheet corporate transactions. The Company hereby agrees that in the event that the Finder shall first introduce to the Company another party or entity, and that as a result of such introduction, a transaction between such entity and the Company is consummated ("Consummated Transaction"), then the Company shall pay to the Finder a finder's fee as follows:

a.	Five percent (5%) of the first $1,000,000 of the consideration paid in such transaction;

b.	Four percent (4%) of the consideration in excess of $1,000,000 and up to $2,000,000;

c.	Three percent (3%) of the consideration in excess of $2,000,000 and up to $3,000,000;

d.	Two percent (2%) of any consideration in excess of $3,000,000 and up to $4,000,000; and

e.	One percent (1%) of any consideration in excess of $4,000,000.

     The fee due the Finder shall be paid by the Company in cashand/or in stock at the closing of the Consummated Transaction as mutually agreed between the Company and the Finder, without regard to whether the Consummated Transaction involves payments in cash, in stock, or a combination of stock and cash, or is made on an installment sale basis. By way of example, if the Consummated Transaction involves securities of the acquiring entity (whether securities of the Company, if the Company is the acquiring party, or securities of another entity, if the Company is the selling party) having a value of $5,000,000, the consideration to be paid by the Company to the Finder at closing shall be $150,000.

     However, both parties agree that it is the purpose of theCompany to use the proceeds of the offering in the acquisition, merger, purchase of shares or any other kind of association with foreign companies as described in the prospectus. To the extent that the Company has any prior relationships with such foreign companies these foreign companies are specifically excluded from this Agreement.

     In the event that for any reason the Company shall fail to payto the Finder all or any portion of the finder's fee payable hereunder when due, interest shall accrue and be payable on the unpaid balance due hereunder from the date when first due through and including that date when actually collected by the Finder, at a rate equal to two (2) points over the prime rate of Citibank, N.A. in New York, New York, computed on a daily basis and adjusted as announced from time to time.

     This agreement shall be effective on the date hereof and shallexpire on the fifth anniversary of the date hereof.

     Notwithstanding anything herein to the contrary, if the Company shall, within 180 days immediately following the termination of the five year period provided above, conclude a Consummated Transaction with any party introduced by the Finder to the Company prior to the termination of said five year period, the Company shall also pay the Finder the fee determined above.

     The Company represents and warrants to the Finder that the engagement of the Finder hereunder has been duly authorized and approved by the Board of Directors of the Company and this letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

     This agreement has been executed and delivered in the State ofFlorida and shall be governed by the laws of such state, without giving effect to the conflicts of laws rules thereunder.

     This agreement shall be binding upon, and enforceable against,the successors and assigns of each of the undersigned.

     Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Very truly yours,

BARRON CHASE SECURITIES, INC.

BY: /s/ ROBERT T. KIRK
Robert T. Kirk, President

Agreed to and Accepted:

HOST AMERICA CORPORATION

BY: /s/ GEOFFREY W. RAMSEY
      Geoffrey W. Ramsey, President